EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 1st day of January, 2007, between Tara Gold Resources Corp.  a Nevada corporation (the "Company"), and  Francis R. Biscan Jr., an individual (the "Executive"), whose is  located at 2162 Acorn Court, Wheaton, IL 60187 and Acorn Holdings.

RECITALS

WHEREAS, the Executive is desirous of being employed by the Company; and

WHEREAS, the Company has agreed with Acorn Holdings who will provide the services of the Executive, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.

Recitals.  The above recitals are true, correct, and are herein incorporated by reference.

2.

Employment.   The Company hereby employs the Executive in the capacity of Chief Executive Officer, President, and Director for Tara Gold Resources Corp and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.

3.

Duties During Employment Period.  During the "Term" (including any renewals thereof) as defined in Section 5 of this Agreement, the Executive shall:

A. Diligently devote the Executive's time and efforts to the business and affairs of the Company and subsidiaries.  The Executive shall have such duties and powers that are commensurate and consistent with those of a Chief Executive Officer and Director, subject to the authority and directions of the Company's Board of Directors; and

B. Devote attention and render services to the Company and shall be employed by the Company according to the terms and conditions of this Agreement.

4.

Compensation and Benefits

A. Salary.  The Executive shall be paid a base salary (the "Base Salary"), payable monthly, in arrears, at an annual rate of no less than Two Hundred Seventy Six Thousand Dollars ($276,000.00) per year.

B. Bonus.  As additional compensation, the Executive shall be entitled to receive a bonus ("Bonus") for each fiscal year during the Term and each Renewal Term in the amount as to be determined by the Company’s Board of Directors and based on the accepted approved Pro Forma Profit and Loss annual budgets of the company and operating subsidiaries.

C. Employee Benefits.  The Executive shall be entitled to participate in all benefit programs of the Company currently existing, or hereafter made available to executives and/or other executive employees, including, but not limited to, pension and other retirement plans, including any 401K Plan, group life insurance, dental, hospitalization, surgical and major medical coverage, sick leave, salary continuation, vacation and holidays, long-term disability, and other fringe benefits.

D. Dental, Optical, and Medical Insurance.  The Company shall pay all costs related to dental, optical, hospitalization, surgical and major medical expenses for the Executive and Executive's family.

E. Vacation.  During each year of the Term, and each year of any Renewal Term, the Executive shall be entitled to four (4) weeks of vacation time to be utilized or paid for each year, or accrue and carry over into the following year; provided, however, that the Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling.

F. Business Expense Reimbursement.  The Executive shall be provided with Company credit cards, either American Express or Visa/Master Card, for business travel and entertainment, and the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred directly by the Executive (in accordance with the policies and procedures established by the Company for its executive officers), including first class accommodations in performing services hereunder.

G. Portable Cellular Telephone. The Company shall provide the Executive with a portable cellular telephone and a GSM phone that operates in the countries served by the Company, and the Company shall also be responsible for all costs and expenses in connection with such telephones, including, but not limited to, monthly service charges and maintenance, usage charges and long distance, whether these be incurred for personal or Company business.

H. Stock.  The Executive shall receive

1.  Options as may be determined, from time to time, by the Company’s Board of Directors.

The Executive shall have the right to sell or transfer any or all of the shares, or options, except as to any shares or options covered in an Executive Company share pooling agreement.

I. Insurance and Disability Payments.  The Company agrees to obtain at its sole expense, and for the benefit of the Executive's heirs, life insurance policies on the Executive in the amount of no less than ten (10) times Executive's current rate of salary.  Furthermore, the Company agrees to provide, at its sole expense, a disability policy for the Executive which shall provide for payments equal to one hundred percent (100%) of Executive's current salary.

J. Computers. Executive will be provided with a fixed location computer to be selected by the Executive to be used by the Executive at the location selected by Executive. The Company will also provide Executive with a laptop computer to his specification.  Executive will have the option to return such computers to the Company upon Executive's employment termination, or at his option, he may retain such computers for his personal benefit upon his departure from the Company.

5.

Term.   The term of employment hereunder will commence on the Effective Date and end one (1) year from such Effective Date (the “Term"), unless terminated pursuant to Section 6, of this Agreement, provided that the Executive and the Company may, upon mutual written consent, renew this Agreement for such duration as may be mutually agreed upon by the parties ("Renewal Term"). For purposes of this Agreement, “Effective Date” shall mean January 1, 2007.

6.

Consequences of Termination of Employment.

A. Death.  In the event of the death of the Executive during the Term or Renewal Term of this Agreement, salary shall be paid to the Executive's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive for a period of one (1) year from and after the date of death.  The Company shall also be obligated to pay to the Executive's estate or heirs, as the case may be, any accrued or declared Bonus. Other death benefits will be determined in accordance with the terms of the Company's benefit programs and plans.

B. Disability.

1.

In the event of the Executive's disability, as hereinafter defined, the Executive shall be entitled to compensation in accordance with the Company's disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive's salary for a period, at the annual rate in effect immediately prior to the commencement of disability, of not less than one (1) year from the date on which the disability has deemed to occur as hereinafter provided below.  Any amounts provided for in this Section 6B shall be offset by other long-term disability benefits provided to the Executive by the Company.

2.

"Disability," for the purposes of this Agreement, shall be deemed to have occurred in the event   i) the Executive is unable by reason of sickness or accident to perform the Executive's duties under this Agreement for a cumulative total of twelve (12) weeks within any one calendar year; or

ii) the Executive is unable to perform Executive's duties for ninety (90) consecutive days; or

iii) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction.  Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes re-employed by a third party, whether as an executive or as a consultant, any salary, annual incentive payments or other benefits earned by the Executive from such employment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.

C. Termination by the Company for Cause

1.

Nothing herein shall prevent the Company from terminating employment for "Cause" as hereinafter defined.  The Executive shall continue to receive salary only for the period ending with the date of such termination as provided in this Section 6C.  Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

2.

"Cause" shall mean:

i) committing or participating in an injurious act of fraud, gross neglect, intentional misrepresentation, or embezzlement against the Company; or

ii) committing or participating in any other injurious act of omission wantonly or willfully against the Company, monetarily or otherwise.

3.

Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 6C contained in this Agreement and specifying the particulars thereof and the Executive shall be given a thirty (30) day period to cure such conduct set forth in Section 6C.

D. Termination by the Company Other than for Cause.

The foregoing notwithstanding, the Company may terminate the Executive's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6C above, or if Executive's employment is terminated under Sections 6F or 6G hereof, the Company shall continue to be obligated to pay to Executive all salary and current and future Bonuses and Executive shall be entitled to all stock options earned or not yet earned through the Term (and any Renewal Term) of this Agreement  and Company will register all shares owned by the Executive, his family, and companies controlled by the Executive or his family as well as all options at Company’s expense.

E. Voluntary Termination.

 In the event the Executive terminates the Executive's employment on the Executive's own volition (except as provided in Section 6F and/or Section 6G prior to the expiration of the Term or Renewal Term of this Agreement, including any renewals thereof), such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with Section 6A.

F. Constructive Termination of Employment.

  A termination by the Company without Cause under Section 6D shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

1.

a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Executive's position as described in Section 3; or

2.

a change in Executive's principal office to a location not conducive to operating in North America.

3.

A five percent (5%) reduction in the Executive's salary below the salary in effect immediately prior to such reduction or a reduction in any Bonus announced to Executive by the Company’s Board of Directors; or

4.

A material breach of this Agreement by the Company; or

5.

A material reduction of the Executive's benefits under any employee benefit plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the Effective Date of this Agreement, which reduction shall not be effectuated for similarly situated employees of the Company; or

6.

Failure by a successor company to assume the obligations of the Company under this Agreement; or

7.

If at any time Executive is not a member of the Board of Directors of the Company.

G. Termination Following a Change of Control.

1.

In the event that a "Change in Control," as hereinafter defined, of the Company shall occur at any time during the Term or Renewal Term hereof, the Executive shall have the right to terminate the Executive's employment under this Agreement upon thirty (30)

days written notice given at any time within one (1) year after the occurrence of such event, and such termination of the Executive's employment with the Company pursuant to this Section 6G1, then, in any such event, such termination shall be deemed to be a termination by the Company other than for Cause and the Executive shall be entitled to such compensation and benefits as set forth in Section  6D of this Agreement.

2.

For purposes of this Agreement, a "Change in Control" of the Company shall mean a change in control:

a)

as set forth in Section 280G of the Internal Revenue Code; or

b)   the occurrence of any of the following:

i)

any person, group or organization, other than the Executive, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's outstanding securities then having the right to vote at elections of directors; or

ii)

the individuals who at the Effective Date of this Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director was approved by the Executive; or

iii) there is a failure to elect two or more (or such number of directors as would constitute a majority of the Board of Directors) candidates nominated by management of the Company to the Board of Directors; or

iv) the business or over fifty percent (50%) of the business revenues of the Company for which the Executive's services are principally performed is/ are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

Anything herein to the contrary notwithstanding, this Section 6G2 will not apply where the Executive gives the Executive's explicit written waiver stating that for the purposes of this Section 6G2 a Change in Control shall not be deemed to have occurred.  The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

An "Attempted Change in Control" shall be deemed to have occurred if any substantial attempt, accompanied by significant work efforts and expenditures of moneys made to accomplish a Change in Control, as described in Section 6G2 above, whether or not such attempt is made with the approval of a majority of the then current members of the Board of Directors.

3.

In the event that, within twelve (12) months of any Change in Control of the Company or any Attempted Change in Control of the Company, the Company terminates the employment of the Executive under this Agreement, for any reason other than for Cause as defined in Section 6C2, then, in any such event, such termination shall be deemed to be a termination by the Company other than for Cause and the Executive shall be entitled to such compensation and benefits as set forth in Subsection 6D of this Agreement.

4.

For purposes of this Section 6G, the Executive's employment shall be deemed constructively terminated in the event one or more of the following events occurs without the express written consent of the Executive:

a)

Significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to Executive's position as described in Section 3; or

b)

A five percent (5%) reduction in the Executive’s salary below the salary in effect immediately prior to such reduction or a reduction in any Bonus announced to Executive by the Company’s Board of Directors; or

c)

Material breach of this Agreement by the Company; or

d)

Material reduction of the Executive's benefits under any employee benefit plan, program or arrangement (for Executive individually or as part of a group) of the Company as then in effect or as in effect on the Effective Date of this Agreement, which reduction shall not be effectuated for similarly situated employees of the Company; or

e)

Failure by a successor company to assume the obligations of Company under this Agreement;

f)

Change in the Executive's principal office to a location not conducive to operating in North America

g)

Executive is not re-elected in his current capacity or is not re-elected to be a director of the Company; or

h)

The Company's Board of Directors elects any chairman without the express written consent of the Executive.

5.

Anything in this Section 6G to the contrary notwithstanding, in no event will any action or non-action by the Executive at any time prior to the first anniversary date of the applicable Change in Control or Attempted Change in Control (including any action or non-action prior to the Effective Date of this Agreement) be deemed consent to any of the events described in this Section 6G.

7.

Non-Disclosure of Confidential Information.

A. Executive acknowledges that the Company's trade secrets, private or secret processes, as they exist from time to time, business records and plans, inventions, acquisition strategy, price structure and pricing, discounts, costs, computer programs and listings, source code and/or subject code, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, methods for operating the Company's business, credit and financial data concerning the Company's clients, sales presentations, revenues, acquisitions, practices and plans and information which is embodied in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets (collectively, the "Confidential Information") are valuable, special and unique assets of the Company, access to and knowledge of which have been provided to Executive by virtue of Executive's association with the Company.  In light of the highly competitive nature of the industry in which the Company's business is conducted, Executive agrees that all Confidential Information, heretofore or in the future obtained by Executive as a result of Executive's association with the Company, shall be considered confidential.

B. The Executive agrees that the Executive shall:

1)

hold in confidence and not disclose or make available to any third party any such Confidential Information obtained directly or constructively from the Company, unless so authorized in writing by the Company;

2)

exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information;

3)

take such protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information.

C. Excluded from the Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which the Executive can show:

1)

at the time of disclosure, is in the public domain; or

2)

after the disclosure, enters the public domain by way of printed publication through no fault of the Executive; or

3)

was in his possession at the time of disclosure and which was not acquired directly or indirectly from the Company; or

4)

was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential.

D. Upon written request of the Company, Executive shall return to the Company all written materials containing the Confidential Information.

8.

Covenants as Essential Elements of this Agreements; Survival of Covenants.

It is understood by and between the parties hereto that the foregoing covenants by Executive contained in Section 7 of this Agreement shall be construed to be agreements independent of any other element of Executive's relationship with the Company.  The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the parties, shall not constitute a defense to the enforcement of the covenants in Section 7 of this Agreement against Executive.

9.

Remedies and Enforcement.

A. Executive acknowledges and agrees that the Company's remedy at law for a breach of any of the provisions of Section 7 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company.  In recognition of this fact, in the event of a breach by Executive of any of the provisions of Section 7, Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

B. It is further expressly understood and agreed that the provisions of this Agreement shall apply whether this Agreement is terminated by Company or Executive or upon its expiration or termination.

C. Nothing herein contained shall be construed as prohibiting Company or Executive from pursuing any other remedies available to it/ him for any breach or default of this Agreement.

10.

Litigation-Attorneys' Fees.

In connection with any litigation arising out of the enforcement of this Agreement or for its interpretation, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees, at the trial and all appellate levels from the other party hereto, who was the adverse party to such litigation; however, the Company will advance to the Executive a minimum of $10,000, if the Company files any litigation as a result of this Agreement to cover Executive's legal costs and continue to fund Executive's legal defense fees to the extent required to defend against the Company's actions. In addition, the Company agrees to pay for any and all legal work or representation required to defend and or settle any claims made by or against Executive as a result of his employment with the Company, while this Agreement is in effect or any time thereafter.

11.

Freedom to Contract.

The Executive represents and warrants that the Executive has the right to negotiate and enter into this Agreement, and that this Agreement does not breach, interfere with or conflict with any other existing contractual agreement

12.

Effect on Prior Agreements.

This Agreement supersedes any and all prior oral or written agreements, concerning the subject matter hereof, in their entirety between the parties, which shall be void and of no further force and effect after the date of this Agreement.

13.

Notices.

Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested, by overnight delivery, or by courier to the addresses of the respective parties set forth in the preamble of this Agreement.

14.

Waiver.

Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provision hereunder shall not affect its rights thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement.  No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

15.

Complete Agreement.

This Agreement contains the entire agreement between the parties hereto with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral.  Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

16.

Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one agreement.

17.

Binding Effect/Assignment.

This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns.  This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliates controlled by or under common control with the Company, with the written approval of Executive.

18.

Governing Law, Venue, Waiver of Jury Trial.

The parties agree that this Agreement shall be deemed made and entered into in the State of Nevada and shall be governed and construed under and in accordance with the laws of the State of Nevada without giving effect to any principles of conflicts of law.  Company and Executive acknowledge and agree that  the Judicial Circuit, shall be the exclusive venue and proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts. The parties further agree and hereby waive and release any right to a trial by jury in any action arising out of the interpretation, enforcement or breach of this Agreement.

19.

Headings.

The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20.

Survival.

Any termination of this Agreement shall not affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

21.

Severabililty.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

22.

Construction.

This Agreement shall be constructed within the fair meaning of each of its terms and not against the party drafting the document.

23.

Service Restriction.

Nothing in this Agreement will prevent or restrict Executive from serving on the Board of Directors of any public or private companies and receive compensation from such service.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, UNDERSTAND ITS TERMS AND CONDITIONS, HAVE HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL OF THEIR OWN CHOICE AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/                                                                               .

TARA GOLD RESOURCES CORP.

AND

/s/                                                                                .

ACORN HOLDINGS

/s/ Francis R. Biscan, Jr.

Francis R. Biscan Jr.

Tara Gold Biscan Employ Agree 2007 2-20-07